Exhibit 99.1

IDENTIVE TO ACQUIRE MAJORITY STAKE IN PAYMENT SOLUTION AG

Acquisition Expands Identive’s Position in Cashless Payment Systems in Europe

SANTA ANA, Calif., MUNICH and HAMBURG, Germany, February 1, 2012 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, today announced that it has agreed to acquire a majority stake in payment solution AG, a German-based provider of integrated cashless payment solutions for sports stadiums, arenas, theme parks and other venues for leisure and entertainment throughout Europe.

payment solution’s systems enable consumers at sporting and similar events to make quick, cashless payments for food, beverages and merchandise using contactless smart card technology. The systems consist of comprehensive payment management software, smart cards, and reader and communication infrastructure, all supplied and implemented by payment solution. The company offers its customers the option of purchasing of a turnkey solution or entering into a multi-year contract under which payment solution continues to operate and maintain responsibility for the cashless payment system over a set period, in return for sharing in the revenue generated at various events held in the stadium or other venue.

“The acquisition of payment solution enhances our direct connection to consumers and extends our ability to deliver payment systems in Europe,” said Ayman S. Ashour, chairman and chief executive officer of Identive Group. “payment solution has proven that they can help stadium operators and merchants increase their revenues through faster transactions in the limited time available for retail at sporting events and concerts. We are also impressed with the company’s success in penetrating the Eastern European cashless payment markets and highly value their long-term operations and revenue share agreements.”

Hemjö Klein, Chairman of payment solution, stated, “Joining forces with Identive is the right next step for both companies and the market. We have built a strong installed base particularly in the German Soccer Leagues and are convinced the combination with Identive will allow us to expand further into other markets and internationally.”

Achim Hirz, CEO of payment solution, commented, “We have worked with Identive as our supplier of cashless payment readers and contactless cards for many years and this partnership has expanded as we have collaborated to develop integrated solutions for various smart city projects. We look forward to deepening our relationship with Identive, which provides us the opportunity to leverage the company’s worldwide presence and to further expand our offerings beyond our current base in Germany.”

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On January 30, 2012, Identive’s Swiss-based subsidiary, Bluehill ID AG, entered into agreements with 18 shareholders of payment solution, representing approximately 58.8% of the outstanding share capital of that company. The transaction values 100% of the shares of payment solution at approximately €4.0 million (or approximately $5.3 million). Additionally, the company has outstanding debt of approximately €4.5 million (or approximately $5.9 million). Under the terms of the agreements, Identive will issue 1,357,758 shares of its common stock to the selling shareholders, representing approximately 2.4% of Identive’s outstanding common stock, in exchange for the payment solution shares. The Identive common stock has not been and will not be registered under the U.S. Securities Act of 1933, as amended, and will be issued in reliance upon the safe harbor exemption provided by Regulation S and, therefore, subject to restrictions upon transfer.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, NFC and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education, healthcare and transportation sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. For additional info visit: www.identive-group.com.

About payment solution

payment solution provides complete and truly integrated payment solutions for stadiums, arenas, theme parks and other venues for leisure and entertainment. Using multi-functional customer cards based on RFID contact-less chip technology and comprehensive management software, the system ensures the seamless interaction of all relevant components such as ticketing, access, point-of-sale, parking, etc. Through increased convenience for guests and visitors, faster transactions and enhanced marketing options, operating companies will enjoy higher revenue and profit.

Contacts:

Identive
Darby Dye	Lennart Streibel
+1 949 553 4251	+49 89 95 95 5195
ddye@identive-group.com	lstreibel@identive-group.com

payment solution
Frederik Herr
+ 49 (0) 40 24 42 41 3-14
Frederik.Herr@paymentsolution.biz